Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Avenue 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Acquires Assembléon
Expanding Advanced Packaging Portfolio and Served Market Opportunities

SINGAPORE - December 29, 2014 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa", "K&S" or the "Company") today announced it has entered into a definitive agreement to acquire a 100% equity stake of Assembléon B.V., in an all cash transaction for $98 million. Assembléon is a leading technology solutions provider that offers assembly equipment, processes and services for the automotive, industrial, and advanced packaging markets.
Bruno Guilmart, Kulicke & Soffa’s President and Chief Executive Officer, remarked, “We are extremely pleased to welcome Assembléon and its talented employees into the K&S family. Assembléon’s existing solutions and technological competencies present a very attractive strategic opportunity and further extend our ability to capitalize on the advanced packaging market. Assembléon brings a deep-rooted history of innovation, a portfolio of solutions with industry leading process capabilities and meaningful participation in the automotive and industrial markets serving a strong base of leading customers. Our corporate cultures of technology and market leadership serve complementary core businesses and increase our collective presence in high-growth markets.”
Jeroen de Groot, Assembléon’s Chief Executive Officer, stated, “Assembléon is looking forward to leveraging Kulicke & Soffa’s extensive sales, distribution and service network; strong customer relationships; and proven interconnect expertise to grow the advanced packaging business. The Company’s robust fundamentals will serve as a catalyst to accelerate our product development and further enhance our service offerings. This is a winning proposition for both companies and sets the stage for significant developments in the semiconductor packaging sector.”
Assembléon’s calendar 2014 revenue is currently anticipated to be approximately $90 million. Kulicke & Soffa intends to close this acquisition by January 15, 2015 and expects the transaction to be accretive within the first year.

Conference Call Details
Members of Kulicke & Soffa’s executive team will provide additional insight to this transaction through a conference call and webcast scheduled for 8am EST, January 5, 2015. To access the conference call, interested parties may call +1-877-465-1289 or internationally +1-201-689-8762. A link to the live webcast and presentation materials will be available at www.kns.com/investors/events, prior to the conference.
A replay will be available from approximately one hour after the completion of the call through January 12, 2015 by calling toll-free +1-877-660-6853 or internationally +1-201-612-7415 and using the replay ID number of 13597605. A webcast replay will also be available at www.kns.com/investors/events.

About Assembléon
Assembléon B.V., originally part of Philips Electronics Netherlands, provides assembly equipment, processes and services for the backend semiconductor market. The Assembléon machines are designed for longevity, accuracy and reliability, a unique one machine solution that can combine accurate Flip Chip mounting with fast passive component placement. Being a pioneer in the industry, Assembléon has more than three decades’ experience in the industry and are acknowledged as true performance leaders. Based in Veldhoven, the Netherlands, Assembléon has an extensive global sales and support network. (www.assembleon.com)

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Forward-Looking Statements
The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including, but not limited to, those related to our pending acquisition of Assembléon B.V. (“Assembléon”), including: the potential to not fully realize the benefits anticipated from the acquisition, or to not realize such benefits during the anticipated time frame, including as a result of a loss of customers and/or employees; the potential inability to successfully integrate Assembléon’s business with our business or the inability to complete such integration during the anticipated time frame; the inability or decision to not complete the acquisition, or to not complete the acquisition on a timely basis; or the potential distraction of management time and attention. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended September 27, 2014, and subsequent reports filed from time to time with the Securities and Exchange Commission.

Contacts:
Kulicke & Soffa Industries, Inc.	Kulicke & Soffa Industries, Inc.
Sheila Frese	Joseph Elgindy
Public Relations	Investor Relations & Strategic Planning
P: +1-949-399-2930	P: +1-215-784-7518
F: +1-949-660-0444	F: +1-215-784-6180
sfrese@kns.com	jelgindy@kns.com